Exhibit 99.2

TransDigm Group Incorporated Announces Initial Purchase of 7 3/4% Senior

Subordinated Notes Due 2014 and Receipt of Requisite Consents in Cash

Tender Offers and Consent Solicitations

Cleveland, OH, December 14, 2010/PRNewswire-FirstCall/ — TransDigm Group Incorporated (“TransDigm Group”) (NYSE: TDG), announced today that its wholly-owned subsidiary, TransDigm Inc. (the “Company”), has accepted for purchase approximately $968 million aggregate principal amount of its 7 3/4% Senior Subordinated Notes due 2014 (the “2014 Notes”) representing all that were validly tendered and not validly withdrawn at or prior to 5:00 p.m. New York City time, on December 13, 2010 (the “Consent Expiration”) pursuant to the Company’s previously announced cash offers to purchase and consent solicitations (the “Tender Offers”) for any and all of its outstanding 2014 Notes.

The Company used approximately $1.04 billion of the net proceeds from its private offering of the $1.55 billion aggregate principal amount of 7.75% Senior Subordinated Notes due 2018 (the “Offering”) to fund the purchase of the 2014 Notes and the related consent payments. The Company expects to use a portion of the remaining net proceeds of the Offering to fund the purchase price of any additional 2014 Notes that are validly tendered pursuant to the Tender Offers and to redeem any and all of the 2014 Notes that remain outstanding following the consummation of the Tender Offers.

The Company also received sufficient consents to approve the proposed amendments to the indentures governing the 2014 Notes (the “Indentures”) that, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default in the Indentures. The Company and the trustee of the 2014 Notes have entered into supplemental indentures implementing these amendments.

The Tender Offers remain open and expire at 12:00 midnight, New York City time, on December 28, 2010, unless extended or earlier terminated (such time and date, as the same may be extended, (the “Expiration Time”). Holders who validly tender, and do not validly withdraw, their 2014 Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive the tender offer consideration of $1,012 per $1,000 principal amount of 2014 Notes, but will not receive the consent payment of $30.00 per $1,000 principal amount of 2014 Notes.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology. More information can be found at www.transdigm.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions and other factors listed in the Company’s filings with the Securities and Exchange Commission.

Contact:	Jonathan D. Crandall
Investor Relations
(216) 706-2945
ir@transdigm.com